Exhibit 10.29

SAMSON RESOURCES SPECIAL AGREEMENT

WITH LOUIS D. JONES OF 2013

This Samson Resources Special Agreement with Louis D. Jones of 2013 (“Agreement”) is entered effective August 5, 2013 by and between Samson Resources Company (“Company”), a subsidiary of Samson Investment Company, and Louis D. Jones, an individual who will become an executive of the Company on August 5, 2013 (“Executive”). As used in this Agreement, “Samson” is defined as, shall mean and shall include (i) Samson Resources Company, (ii) Samson Resources Corporation, (iii) Samson Investment Company and any of its other subsidiary companies (including, without limitation, Samson Lone Star, LLC and Samson Contour Energy E&P LLC), and (iv) any successor to all or part of Samson’s business pursuant to a Change of Control which successor assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in Section III of this Agreement.

WHEREAS, this Agreement is intended to retain Executive, maintain a stable work environment for Executive, and allow Executive to more effectively perform his assigned duties; and

WHEREAS, this Agreement is intended to benefit the Company and its potential shareholders by providing stable conditions of employment for Executive and to assure the Company of continued dedication of Executive notwithstanding the possibility or occurrence of certain events, thereby enhancing the Company’s ability to attract and retain highly qualified Executives; and

WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to Executive upon the occurrence of certain events described herein.

NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

I.	Bonus Arrangements

Executive will be eligible to participate in Samson’s annual discretionary bonus program, subject to the terms and conditions thereof (including continued employment through the bonus payment date). Any Annual Bonus payable to Executive shall be less applicable tax withholdings.

II.	Severance Payment

Subject to the provisions herein and the satisfaction of the Release Requirements as defined and set out in Section III and in Appendix A hereto, the Company shall provide Executive with a Severance Payment in the event of a Severance occurring within (a) two (2) years from the date of this Agreement or (b) one (1) year from the date of a Change of Control. Such Severance Payment shall be payable on the sixtieth (60th) day following the Severance Date.

III.	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Annual Base Salary” shall mean the amount of Executive’s yearly base salary rate, as shown in Samson’s payroll records from time to time.

2.	“Annual Bonus” shall mean Executive’s annual performance-based cash bonus determined under the terms of Samson’s annual discretionary bonus program in existence from time to time. Annual Bonuses are currently scheduled to be paid on or about April 1st following each fiscal (and calendar) year in respect of which they are payable.

3.	“Annual Cash Compensation” shall mean the sum of (x) Executive’s Annual Base Salary that is in effect as of the Severance Date and (y) an amount equal to Executive’s Annual Bonus that was most recently awarded and paid to Executive prior to the Severance Date (which for the avoidance of doubt may include the 2013 Guaranteed Bonus described above, if a Severance occurs following payment thereof and prior to the end of Samson’s 2014 fiscal year). Executive’s Annual Cash Compensation shall specifically EXCLUDE any payments for (i) overtime, (ii) other benefits or allowances, and (iii) any special bonuses, other bonuses or equity based incentive granted either before or after, or in any way associated with, a Change of Control, including, without limitations, stock options, stock ownership in Samson or other rights awarded to Executive pursuant to the Equity Plan.

4.	“Cause” shall mean the occurrence of any of the following events:

a.	Executive’s commission of any serious crime involving fraud, dishonesty or breach of trust as to Samson (including but not limited to misrepresentation, embezzlement or misappropriation);

b.	Executive’s material violation of either (i) any applicable confidential and proprietary information policy of Samson or (ii) any applicable code of conduct policy of Samson, as then in effect;

c.	Executive’s conviction, guilty plea, deferred adjudication or other trial diversion regarding any felony or any crime involving moral turpitude; or

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d.	Executive’s failure to perform his or her duties in any material respect (other than any failure resulting from Executive’s incapacity due to physical or mental illness or disability) or Executive’s gross negligence or intentional misconduct in the performance of his or her duties, including any act or acts which affect the image or reputation of Samson or which result in material financial loss to Samson.

Notwithstanding the immediately preceding item d, any of the circumstances described in said item d may not serve as the basis for Cause unless (i) the Company provides written notice to Executive within thirty (30) days following Company’s initial knowledge of the existence and effect of the event(s) constituting Cause and (ii) Executive fails to cure such event(s) within thirty (30) days after receipt of such notice. Furthermore, no act or failure to act by Executive shall be considered “intentional” unless done or omitted to be done by Executive in bad faith and without reasonable belief that his or her action or omission was in the best interests of Samson.

5.	“Change of Control” shall mean (i) the sale of all or substantially all of the assets (i.e., at least 80%) (in one transaction or a series of related transactions) of Samson Resources Corporation, a corporation controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P., Itochu Corporation, Natural Gas Partners L.P. and Crestview Partners L.P. (together, the “Sponsors”) or Samson Investment Company, as applicable, to any Person (or group of Persons acting in concert), other than to the Sponsors or their affiliates; or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) by Samson Resources Corporation, the Sponsors or any of their respective affiliates (which includes, for the avoidance of doubt, Samson Investment Company), to a Person (or group of Persons acting in concert) of equity interests or voting power that results in any Person (or group of Persons acting in concert) (other than the Sponsors or their affiliates) owning more than 50% of the equity interests or voting power of Samson Resources Corporation or Samson Investment Company, (or any resulting company after a merger). For the avoidance of doubt, none of an Initial Public Offering, stock dividend, stock split or any other similar corporate event shall alone constitute a Change of Control.

6.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

7.	“Employment Offer” shall mean that certain letter agreement between Samson and Executive titled “Employment Offer to Louis Jones” dated July 31, 2013.

8.	“Equity Plan” shall mean Samson’s 2011 Stock Incentive Plan and related equity documents including, but not limited to, any of Executive’s Management Stockholder’s Agreement with Samson, Executive’s Option Award Agreement with Samson and Executive’s Sale Participation Agreement with “Investors” (as defined in such agreement).

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9.	“Good Reason” shall mean the occurrence of any of the following events without Executive’s prior agreement and written consent:

a.	a diminution in Executive’s Annual Base Salary or opportunity to earn an Annual Bonus (except as such Annual Bonus may be affected by the performance of any of Samson, the Samson business unit in which Executive works, or Executive);

b.	relocation of Executive’s primary place of employment to a location more than 50 miles from his or her primary place of employment immediately prior to any such relocation (EXCLUDING for the avoidance of doubt the relocation required in order for Executive to become employed with Samson as contemplated under Executive’s Employment Offer);

c.	a material breach by Samson of any of its obligations to Executive under this Agreement; or

d.	the assignment of duties and responsibilities on a continuing basis to Executive that are materially inconsistent with his or her position or title at the particular part of Samson prior to such assignment.

Notwithstanding the foregoing, any of the circumstances described in the items immediately above may not serve as the basis for Good Reason unless (i) Executive provides written notice to the Company within thirty (30) days of Executive’s initial knowledge of the existence and effect of the event(s) constituting Good Reason and (ii) the Company fails to cure (to the extent curable) such events(s) within thirty (30) days after receipt from Executive of such notice; PROVIDED that Good Reason will cease to exist with respect to an event thirty-one (31) days following Executive’s initial knowledge of the existence and effect of such event, and Executive will be deemed to have waived the right to claim Good Reason with respect to that event, provided further that the separate occurrence of an event similar to a waived event but arising out of new facts or circumstances will also constitute Good Reason and will be subject to a separate written notice and waiver procedure.

10.	“Initial Public Offering” shall mean the initial sale of shares of common stock of Samson Resources Corporation to the public subsequent to the date hereof pursuant to a registration statement under the Securities Act of 1933 which has been declared effective by the Securities Exchange Commission (other than a registration statement on form S-4, S-8 or any other similar form).

11.	“Person” shall mean “person” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1933.

12.	“Release Requirements” shall mean, with regard to the Severance Payment to Executive described in Section II hereof, the execution by Executive, no later than fifty-three (53) days following the termination of Executive’s employment with Samson, of an effective general waiver and release of claims agreement in favor of Samson, substantially in the form attached hereto as Appendix A, PROVIDED that Executive does not revoke such general waiver and release of claims agreement within the seven (7) day statutory revocation period following Executive’s execution of same.

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13.	“Severance” shall mean either: (a) the involuntary termination of Executive’s employment by Samson other than for Cause, or (b) a voluntary termination of Executive’s employment with Samson for Good Reason. Notwithstanding items (a) and (b) above, the following shall not be considered a Severance: (i) Executive’s refusal, without Good Reason, of an offer to transfer to a comparable position within Samson or a business entity controlled by the purchaser or purchasers of Samson Resources Corporation in conjunction with a Change of Control or (ii) Executive’s death or total disability.

14.	“Severance Date” shall mean the date on which Executive becomes subject to a Severance and is no longer employed by Samson.

15.	“Severance Payment” shall mean a single lump sum payment of 150% of Executive’s Annual Cash Compensation, less applicable tax withholdings.

IV.	Confidentiality and Executive Obligations

1.	As a condition to, and in consideration of, Samson’s decision to enter into this Agreement, Executive acknowledges that Executive is bound by and subject to, and Executive covenants and agrees to continue to comply with the terms and provisions of Samson’s Confidential and Proprietary Information and Materials Policy, Samson’s Business and Ethics Code of Conduct Policy, and any Samson policies incorporated therein, replacement policies thereof issued and in place at Samson on the Severance Date, and all Samson policies incorporated therein, during Executive’s employment with Samson or any of its subsidiaries and at all times thereafter (including, without limitation, following any Severance). Executive further agrees to return to Samson promptly following the Severance Date any Samson owned property in possession of Executive.

2.	Notwithstanding paragraph 1 above, if at any time a court holds that the restrictions stated in such paragraph 1 are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to confidential information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Samson or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

3.	To the extent any terms or provisions are inconsistent between this Agreement and the underlying Equity Plan, the terms and provisions of the Equity Plan shall control.

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V.	409A Compliance

In the event any payments to Executive required to be made upon his or her Severance under this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation” (“NQDC”) within the meaning of Section 409A of the Code, and Executive is considered a “specified employee” within the meaning of Section 409A of the Code at the time of such Severance, then the determination of whether and what amount of any such payment to Executive made under this Agreement constitute NQDC shall be made by Samson, and any such determination shall be final and binding on Samson and Executive. Samson makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC. Neither Samson nor any of its directors, officers, Executives or agents shall have any liability to Executive or any other person for (i) any amounts incurred by Executive or any such other persons by reason of the determination made by Samson pursuant to this Section V or (ii) any act or omission by Samson or any of its directors, officers, executives or agents in the course of or as a result of making such determination. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. No payment under this Agreement that constitutes NQDC shall be accelerated unless such acceleration is permissible under Treasury Regulation Sec. 1.409A-3(j)(4).

VI.	Release Document

The form of the general waiver and release of claims agreement required by the Release Requirements are attached as Appendix A hereto. The terms of Appendix A are hereby incorporated by reference into this Agreement.

VII.	Amendment and Termination of Agreement

This Agreement may not be amended without the written consent of Executive.

VIII.	General Provisions

1.	Any change in the ownership of the outstanding shares of voting common stock of Samson Resources Corporation or Samson Investment Company shall not alleviate the Company of its duty to perform under this Agreement.

2.	All payments under this Agreement will be reduced by applicable tax and other statutory withholdings, and will be subject to applicable tax reporting, as determined by Samson.

3.

Neither the execution of this Agreement, nor any modification of this Agreement, nor the creation of any fund, trust or account, nor the payment of any amounts or benefits will be construed as (i) altering any other terms or conditions of Executive’s employment, (ii) giving Executive, or any person whomsoever, the right to be retained in the service of Samson or any of its subsidiaries, or (iii) affecting or impairing Samson’s, or its subsidiaries’, ability to terminate Executive’s employment at any time prior to a Change of Control (subject only to the operative provisions of this Agreement

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and the Equity Plan). For the avoidance of doubt, the provisions of this Agreement and/or the Equity Plan do not, in any way, negate the employment-at-will or similar conditions of employment applicable to Executive, and nothing contained herein is intended to be, nor shall it be construed as, a contract for employment.

4.	This Agreement and the Equity Plan constitute the only valid and enforceable agreement between Samson and Executive relating to Executive’s potential Severance and the receipt of benefits or payments relating to such potential Severance. Further, for the avoidance of doubt, any references to a “Change of Control Agreement” contained in Executive’s Equity Plan agreements are intended to, and shall be deemed to, reference this Agreement. Notwithstanding the foregoing, should any other agreement or plan relating to Executive’s potential Severance or the receipt of payments or benefits relating thereto be found to exist, such other agreement or plan is hereby deemed to be (i) of no force and effect and (ii) superseded in its entirety by this Agreement and the Equity Plan.

5.	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him or her under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to Executive’s designee or, if there be no such designee, to Executive’s estate. Except by will or intestacy as set forth in this paragraph, no right, benefit or interest of Executive under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

6.	Except as otherwise provided herein or by applicable law: (i) no right or interest of Executive under this Agreement will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner and (ii) no attempted assignment or transfer thereof will be effective. When a payment is due under this Agreement to Executive when Executive is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

7.	If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and this Agreement will be construed and enforced as if such provisions had not been included.

8.	This Agreement will be governed by and construed and enforced according to the laws of the State of Oklahoma, without regard to conflicts of laws (to the extent not preempted by federal law, which will otherwise control).

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9.	This Agreement’s headings and captions are provided for reference and convenience only, will not be considered part of this Agreement, and will not be employed in the construction of this Agreement.

IX.	Execution and Acknowledgement

Executive hereby confirms his or her receipt, understanding and acceptance of the terms set forth in this Agreement and its Appendix. In witness whereof, each of the parties hereto has executed this Agreement as of the Date(s) written below:

EXECUTIVE

Date: 8/5/2013		/s/ Louis D. Jones
Louis D. Jones

SAMSON RESOURCES COMPANY

Date: 8-5-2013	By:	/s/ Randy L. Limbacher
Randy L. Limbacher
Its: Chief Executive Officer

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APPENDIX A TO

SAMSON INVESTMENT COMPANY

CHANGE OF CONTROL AGREEMENT

GENERAL WAIVER AND RELEASE OF CLAIMS AGREEMENT

This General Waiver and Release of Claims Agreement (this “Release”) is being entered into by and between Louis Jones (“Executive”) and Samson Resources Company (“Employer”), a subsidiary of Samson Investment Company, subject to the terms and conditions set forth in this release, for the purpose of complying with the “Release Requirements” as defined and contained in the Samson Resources Special Agreement with Louis Jones of 2013 (the “Agreement”). As used in this Release, “Employer” is defined to include (i) Samson Resources Company, (ii) Samson Resources Corporation, (iii) Samson Investment Company and any of its other subsidiary companies (including, without limitation, Samson Lone Star, LLC, Samson Contour Energy E&P, LLC ), and (iv) any successor to all or part of Employer’s business pursuant to a Change of Control. Other than the terms defined above, all capitalized terms appearing herein have the meaning set forth in the Agreement or as otherwise defined herein.

Executive and Employer acknowledge that a “Severance” (as defined in the Agreement) has occurred and that Executive is being offered payment pursuant to the Agreement, subject to the execution (without revocation by Executive) of this Release.

Severance Payment

1.	In exchange for Executive’s promises in this Release, Employer agrees to tender to Executive the “Severance Payment” (as defined and as set forth in Section III of the Agreement).

2.	Executive agrees that he or she will be entitled to receive such Severance Payment only if Executive accepts, executes and does not revoke this Release, which requires Executive to release both known and unknown claims occurring prior to the date Executive signs this Release.

3.	Executive agrees that the Severance Payment tendered under Section II of the Agreement constitute fair and adequate consideration for the execution of this Release and is an extra benefit to which Executive would not otherwise be entitled. Executive further agrees that Executive has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and such Severance Payment is in addition to payments and benefits to which Executive is otherwise entitled.

Claims That Are Being Released

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Executive agrees that this Release constitutes a full and final release by Executive and Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Executive has or may have to date against Employer and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering such Employer’s benefit plans (including the Employment Offer, and the Agreement and

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Severance Payment due thereunder), and their respective officers, directors, managers, members, shareholders, Executives, predecessors, successors, and assigns, arising out of or related to Executive’s employment or the termination thereof, any agreements between Executive and Samson, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Executive signs this Release. To the fullest extent allowed by law, Executive hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payment set forth in the Agreement. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate Executive, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

b.	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims; and claims for wrongful termination in violation of public policy;

c.	Claims arising under the Executive Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s or its affiliates’ Executive benefit plans, as applicable;

d.	Claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

e.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

5.	This Release does not include any claims that may not be released as a matter of law, and this Release does not waive claims or rights that arise after Executive signs this Release. Further, this Release will not prevent Executive from doing any of the following:

a.	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Executive lives and works, provided Executive satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Executive is entitled to such benefits);

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b.	Asserting any right that is created or preserved by the Agreement or this Release, such as Executive’s right to receive the Severance Payment as set forth in the Agreement; and

c.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Executive is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Executive’s behalf).

Additional Executive Covenants

6.	Executive confirms and agrees to Executive’s continuing obligations under Section IV of the Agreement (entitled “Confidentiality and Executive Obligations”) following termination of Executive’s employment with Employer and if applicable, under the “Equity Plan” (as defined in the Agreement).

Voluntary Agreement and Effective Date

7.	Executive understands and acknowledges that by signing this Release, Executive is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

8.	The parties understand and agree that:

a.	Executive will have a period of 45 calendar days in which to decide whether or not to sign this Release, and an additional period of seven (7) calendar days after signing in which to revoke this Release. If Executive signs this Release before the end of such 45-day period, Executive certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Release before the end of such 45-day period.

b.	In order to exercise this revocation right, Executive must deliver written notice of revocation to Samson’s Vice President-Human Resources on or before the seventh (7th) calendar day after Executive executes this Release. Executive understands that, upon delivery of such notice, this Release shall terminate and become null and void.

c.	The terms of this Release will not take effect or become binding, and Executive will not become entitled to receive the Severance Payment as set forth in the Agreement, until that seven-day period has lapsed without revocation by Executive. If Executive elects not to sign this Release or revokes same within seven (7) calendar days of signing, Executive will not receive such Severance Payment.

d.	All amounts payable hereunder shall be paid in accordance with the applicable terms of the Agreement.

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e.	As applicable, and in compliance with the Age Discrimination in Employment Act (“Act”), Executive is provided the information in Exhibit “1” to this Release as may be required by the Act.

Governing Law

9.	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

10.	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

Executive Consultation With Attorney

11.	Executive is hereby encouraged and advised to confer with an attorney regarding this Release. By signing this Release, Executive acknowledges that Executive has consulted, or had sufficient opportunity to consult with, an attorney or a representative of Executive’s choosing, if any, and that Executive is not relying on any advice from Employer, its agents or attorneys in executing this Release.

12.	This Release was provided to Executive for consideration on .

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Remainder of page intentionally left blank]

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Executive certifies that Executive has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Executive further states and confirms that Executive has signed this Release knowingly and voluntarily and of Executive’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EXECUTIVE

Date:
Louis D. Jones

EMPLOYER Samson Investment Company

Date:
BY:

ITS:

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EXHIBIT 1 TO

SAMSON INVESTMENT COMPANY

WAIVER AND RELEASE OF CLAIMS AGREEMENT

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